Exhibit (d)(3)

LIMITED GUARANTY

This Limited Guaranty, dated as of July 18, 2025 (as may be amended, restated, supplemented or otherwise modified, this “Limited Guaranty”), by Tang Capital Partners, LP (the “Guarantor”), is made in favor of iTeos Therapeutics, Inc., a Delaware corporation (the “Company”) and the Representative to be party to the CVR Agreement (as defined below) (the “Representative”). Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), Concentra Merger Sub VIII, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation in the merger as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement and (ii) that certain Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into in accordance with the Merger Agreement by and among Parent, Merger Sub, the Rights Agent (as defined in the CVR Agreement) and the Representative. As used in this Limited Guaranty, references to the “Guaranteed Party” shall mean (i) the Company with respect to the Guaranteed Purchase Price Obligation and the Guaranteed Damages Obligation and (ii) the Representative with respect to the Guaranteed CVR Obligation. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. References to Merger Sub herein apply to the surviving corporation of the Merger with the Company from and after the Effective Time.

1.          Limited Guaranty.

(a)        To induce the Guaranteed Party to enter into the Merger Agreement and the CVR Agreement, the Guarantor, intending to be legally bound, hereby expressly, absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof:

(i)          With respect to the Company as the Guaranteed Party: (A) the obligation to promptly fund all amounts payable by Parent and/or Merger Sub pursuant to the terms of the Merger Agreement in connection with consummation of the transactions contemplated thereby (for the avoidance of doubt, such obligations shall include payment of the aggregate amount of the Offer Price, the aggregate amount of the Merger Consideration, the aggregate amount of the Company Stock Option Cash Consideration and the aggregate amount of the Company Restricted Stock Unit Cash Consideration, without duplication) (collectively, the “Guaranteed Purchase Price Obligation”); and (B) the obligation of Parent and/or Merger Sub to pay monetary damages to the Guaranteed Party in connection with fraud or a Willful Breach by Parent or Merger Sub of the Merger Agreement pursuant to a final non-appealable judgment by a court of competent jurisdiction in accordance with Section 9.02 of the Merger Agreement, together with any Enforcement Costs (as defined below) (collectively, the “Guaranteed Damages Obligation”); provided that the maximum amount of the Guaranteed Purchase Price Obligation plus the Guaranteed Damages Obligation shall not exceed $465,000,000 (the “Maximum Guaranteed Purchase Obligations”); and

(ii)         With respect to the Representative as the Guaranteed Party: the payment obligations of Parent and Merger Sub and their obligations to perform the covenants set forth in the CVR Agreement, including to pay the aggregate CVR Payment Amount (as defined in the CVR Agreement), together with any costs and expenses incurred in connection with enforcing the Merger Agreement by legal action against Parent or Merger Sub for Willful Breach to the extent such enforcement actions results in a judgment against Parent or Merger Sub (collectively, “Enforcement Costs”), in each case under and in accordance with the terms, conditions and limitations of the CVR Agreement, subject to, in the case of any such Enforcement Costs payable under the CVR Agreement, the CVR Expense Cap (as defined in the CVR Agreement) (collectively, the “Guaranteed CVR Obligation”, and, together with the Guaranteed Purchase Price Obligation and the Guaranteed Damages Obligation, the “Guaranteed Obligations”), provided that the maximum amount of the Guaranteed CVR Obligation shall not exceed the CVR Proceeds plus all such costs and expenses incurred in connection with enforcing the CVR Agreement by legal action against Parent or Merger Sub to the extent such enforcement actions results in a judgment against Parent or Merger Sub up to the CVR Expense Cap (the “Maximum CVR Obligation” and, together with the Maximum Guaranteed Purchase Obligation, the “Maximum Guaranteed Obligations”).

(b)       The Guaranteed Purchase Price Obligation and Guaranteed Damages Obligation shall be reduced on a dollar-for-dollar basis by the amount that such obligation is actually satisfied by Parent or Merger Sub, as applicable, and the Guaranteed CVR Obligation shall be reduced on a dollar-for-dollar basis by the amount that any such obligation is actually satisfied by Parent or Merger Sub, as applicable.

(c)        Notwithstanding anything herein to the contrary, the Guaranteed Party hereby agrees that (i) in no event will the Guarantor be required to pay to any Person or Persons more than the Maximum Guaranteed Obligations, in respect of or in connection with this Limited Guaranty, the Merger Agreement, the CVR Agreement or any other document or instrument delivered in connection herewith or therewith (“Transaction Documents”), or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise (“Transactions”), and (ii) the Guarantor shall not have any obligation or liability to any Person or Persons (including, without limitation, to the Holders (as defined in the CVR Agreement)) relating to, arising out of or in connection with the Transaction Documents or the Transactions, other than as expressly set forth herein and solely to the extent hereof. Notwithstanding anything to the contrary contained in the Transaction Documents, the Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment or performance obligations under the Merger Agreement or CVR Agreement, by satisfaction or waiver thereof or pursuant to any other agreement with the Guaranteed Party, the Guarantor shall be similarly relieved, to such extent, of their respective obligations under this Limited Guaranty.

2.          Terms of Limited Guaranty.

(a)       This Limited Guaranty is an absolute, unconditional, irrevocable and continuing guarantee of payment, not of collection, and a separate action may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub are joined in any action, up to an amount equal to the Maximum Guaranteed Obligations. All payments to be made hereunder by the Guarantor shall be made in United States Dollars.

(b)        The liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable Law and to the extent provided herein, be absolute, irrevocable and unconditional, other than as provided herein.

(c)        The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guaranty or acceptance of this Limited Guaranty. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between Parent, Merger Sub and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty. This Limited Guaranty is a primary obligation of the Guarantor and not merely the creation of a surety relationship. When pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies they may have against Parent, Merger Sub or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from Parent, Merger Sub or any such other Person or to realize upon or to exercise any such right of offset shall not relieve the Guarantor of any liability hereunder and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

(d)        The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, Merger Sub or the Company becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligation hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of any Guaranteed Obligations as a result of any such proceeding shall not discharge the obligations of the Guarantor hereunder). In the event that any payment to the guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent or Merger Sub, the Guarantor or any other Person for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made so long as this Limited Guaranty has not terminated in accordance with its terms.

3.        Agreement to Retain Shares. From and after the date hereof until the termination of this Limited Guaranty, except as otherwise provided herein or in the Merger Agreement, Guarantor shall not, and Guarantor shall cause its Affiliates (including Parent and Merger Sub) not to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any liens, claims, charges, proxies, powers of attorney, rights of first offer or rights of first refusal, voting agreement or voting trust or any other agreement, arrangement, or restriction with respect to the voting of shares of Company Common Stock beneficially owned by Guarantor or its Affiliates (“Shares”), or other encumbrances or restrictions of any kind whatsoever (“Liens”) (except for: (x) any such Liens arising hereunder (in connection therewith any restrictions on transfer or any other Liens have been waived by appropriate consent) and (y) Liens imposed by federal or state securities laws) on or consent to any of the foregoing (“Transfer”), any or all of  the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) directly take or cause the taking of any other action that would restrict, limit or interfere with the performance of Guarantor’s obligations hereunder or the transactions contemplated hereby, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Guarantor’s ability to timely perform its obligations under this Agreement.

4.          Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guaranty, for so long as this Limited Guaranty is in effect, the Guaranteed Party further agrees that, except for: (a) the Guaranteed Party’s rights against the Guarantor under this Limited Guaranty; (b) the Guaranteed Party’s remedies against Parent and Merger Sub and their assignees under the Merger Agreement and CVR Agreement; and (c) remedies against the Guarantor under the Confidentiality Agreement (collectively, the “Permitted Claims”), neither the Guaranteed Party nor any other Person (including, without limitation, the Holders (as defined in the CVR Agreement) and the Guaranteed Party’s and the Holders’ respective Affiliates and subsidiaries) has any right of recovery against, and no personal liability shall attach to, the Guarantor, any former, current or future, direct or indirect director, officer, employee, agent or Affiliate of the Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of the Guarantor, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing (each such Person, a “Related Person”), relating to, arising out of, or in connection with the Transaction Documents or the Transactions, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against the Guarantor or any Related Person. The Permitted Claims shall be the sole and exclusive remedies of the Guaranteed Party, the Holders and all of their respective Affiliates and subsidiaries against the Guarantor and its Related Persons in respect of any liabilities or obligations relating to, arising out of, or in connection with, the Transaction Documents or the Transactions, including by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any proceeding at law or equity by or on behalf of Parent or Merger Sub. The Guaranteed Party hereby covenants and agrees that the Guaranteed Party shall not institute and shall cause its controlled Affiliates and subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, the Transaction Documents or the Transactions, against the Guarantor or its Related Persons, except for the Permitted Claims by or on behalf of the Guaranteed Party and its respective controlled Affiliates and subsidiaries, and the Guaranteed Party waives any and all claims arising under, or in connection with, the Transaction Documents or the Confidentiality Agreement or, in each case, the transactions contemplated hereby or thereby against the Guarantor or its respective Related Persons and release such Persons from such claims, in each case, except for Permitted Claims. Nothing set forth in this Limited Guaranty shall affect or be construed to affect any liability of Parent, Merger Sub or the Company or shall confer or give, or shall be construed to confer or give, to any Person (including any Person acting in a representative capacity or any equity holder of the Guaranteed Party) other than the Guaranteed Party any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein.

5.        Subrogation. The Guarantor hereby unconditionally and irrevocably waives, and agrees that it will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

6.       Termination. This Limited Guaranty shall automatically and immediately terminate (and the Guarantor shall have no further obligations hereunder): (a) with respect to the Guaranteed Purchase Price Obligation, upon the earliest to occur of (i) the Merger Closing Date (and payment in full of all amounts required to be paid under Section 3.09(a), 3.10(a) and 3.10(b) of the Merger Agreement), (ii) the payment in full of the Guaranteed Purchase Price Obligation or (iii) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this Limited Guaranty pursuant to this Section 6; (b) with respect to the Guaranteed CVR Obligation, upon the earliest to occur of (i) the payment in full of the Guaranteed CVR Obligation or (ii) the valid termination of the CVR Agreement in accordance with its terms; and (c) with respect to the Guaranteed Damages Obligation, upon termination of the Merger Agreement in accordance with its terms (other than a termination if and to the extent that no later than the 90th day immediately following such termination, the Company shall have commenced a Proceeding against Parent or Merger Sub in a court of competent jurisdiction seeking to enforce specifically the performance of the terms and provisions of the Merger Agreement or seeking monetary damages for fraud or a Willful Breach of the Merger Agreement by Parent or Merger Sub arising prior to termination thereof, in which case this Limited Guaranty, and the obligations and liability of the Guarantor hereunder, in respect of the Guaranteed Damages Obligation shall terminate no later than the earlier of the final adjudication of such claim after which no further appeal may be taken or the written agreement of the parties in settlement of such claim and terminating such Proceeding). In the event that prior to the Merger Closing Date the Guaranteed Party expressly asserts, on behalf of any of its controlled Affiliates or subsidiaries, in any litigation or other legal proceeding relating to this Limited Guaranty (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Guaranteed Obligations or Section 4 hereof relating to the sole and exclusive remedies of the Guaranteed Party, the Holders (as defined in the CVR Agreement) and their respective Affiliates and subsidiaries against the Guarantor or its Related Persons) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or its Related Persons other than any Permitted Claim, then (A) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantor shall be entitled to recover such payments from the Guaranteed Party and (C) neither the Guarantor nor its Related Persons shall have any liability to the Guaranteed Party, the Holders or any of their respective Affiliates or subsidiaries with respect to this Limited Guaranty.

7.          Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub, the Company and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, and this Limited Guaranty is not intended to and shall not confer upon any Person (including, without limitation, the Holders (as defined in the CVR Agreement) and the Guaranteed Party’s and the Holders’ respective Affiliates and subsidiaries) other than the parties hereto, or any Related Person any rights or remedies. Except as expressly provided in this Limited Guaranty, no representation or warranty has been made or relied upon by any of the parties to this Limited Guaranty with respect to this Limited Guaranty.

8.          Acknowledgement. The Guarantor hereby acknowledges and agrees that the Guarantor will not willfully and intentionally circumvent the payment mechanics under the CVR Agreement by taking dividends, distributions or payments from Merger Sub using proceeds that should otherwise inure to the benefit of the Holders (as defined in the CVR Agreement). For the avoidance of doubt, until termination of the Guaranteed CVR Obligation, and subject to Section 9, the Guaranteed Party shall be entitled to enforce the Guarantor’s obligation under this Section 8.

9.         Third-Party Beneficiaries. The Guarantor and the Guaranteed Party hereby agree that the covenants and agreements set forth herein solely with respect of the Guaranteed CVR Obligations, are intended to be for the benefit of all Holders (as defined in the CVR Agreement) and shall be enforceable by the Representative. The Representative, solely at the direction of and with the prior written consent of the Acting Holders (as defined in the CVR Agreement), will have the right, on behalf of all Holders, by virtue of or under any provision of this Limited Guaranty relating to the Guaranteed CVR Obligations, to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Guaranteed CVR Obligations set forth in this Limited Guaranty, and no other Person or Persons will be entitled to exercise such rights. For avoidance of doubt and notwithstanding anything to the contrary herein, the Representative shall not commence any action under this Limited Guaranty on behalf of or to enforce the rights of the Holders except at the direction of and with the prior written consent of the Acting Holders.

10.      Amendments and Waivers. Any provision of this Limited Guaranty may be amended or waived only in a writing signed by the Guarantor and the Guaranteed Party. No waiver by any party of any breach or violation of, or default under, this Limited Guaranty, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guaranty will operate as a waiver thereof.

11.      Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by email delivery, addressed as respectively set forth below or to such email address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date on which the email is sent (provided that the sender of such email does not receive a written notification of delivery failure).

Notices to the Guarantor, Parent or Merger Sub:

Concentra Biosciences, LLC
4747 Executive Dr. Suite 210
San Diego, California 92121
Attention: Kevin Tang
Email: ktang@concentrabiosciences.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, California 94111-3715
Attention: Ryan A. Murr
Email: rmurr@gibsondunn.com

Notices to the Guaranteed Party:

iTeos Therapeutics, Inc.
321 Arsenal St
Watertown, MA 02472
Attention: Matthew Gall
Email: matthew.gall@iteostherapeutics.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: William Michener
Email: william.michener@ropesgray.com

12.       Governing Law. The provisions of Sections 10.06 (Governing Law), 10.08(b) (Jurisdiction) and 10.09 (Waiver of Jury Trial) of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

13.       Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that: (a) it has all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Limited Guaranty; (d) it has, and will have at all times prior to the termination of this Limited Guaranty, available funds in excess of the sum of Maximum Guaranteed Obligations plus the aggregate amount of all other commitments and obligations it currently has outstanding; (e) if applicable, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty; and (f) the execution, delivery and performance by the Guarantor of this Limited Guaranty do not and will not (i) conflict with or result in any violation of or contravene the organizational documents of the Guarantor, (ii) violate any applicable Law, rule, regulation, decree, order or judgment binding on the Guarantor or its assets, or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which the Guarantor is a party.

14.        No Assignment. Neither this Limited Guaranty nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by any of the Guaranteed Party) and any attempted assignment without such required consents shall be null and void and of no force or effect. Subject to the foregoing, all of the terms and provisions of this Limited Guaranty shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

15.        Severability. If any term or other provision of this Limited Guaranty is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereunder are fulfilled to the extent possible.

16.       Headings. The headings contained in this Limited Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

17.        Counterparts. This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Limited Guaranty will become effective when duly executed by each party hereto.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Guaranty to be executed and delivered as of the date first written above.

Concentra Biosciences, LLC, as Parent

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	Chief Executive Officer

Concentra Merger Sub VIII, Inc., as Merger Sub

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	Chief Executive Officer

Tang Capital Partners, LP, as Guarantor

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	President of Tang Capital Management, LLC, General Partner

[Signature Page to Limited Guaranty]

IN WITNESS WHEREOF, the undersigned have caused this Limited Guaranty to be executed and delivered as of the date first written above.

iTeos Therapeutics, Inc., as Guaranteed Party

By:	/s/ Michel Detheux
Name:	Michel Detheux, Ph.D.
Title:	President and Chief Executive Officer

[Signature Page to Limited Guaranty]